AT&T Delivers Strong Second-Quarter Results as Investment-Led Strategy Gains Momentum

AT&T adds more than 1 million Advanced Connectivity customers, driven by year-over-year increases in net adds across fiber, fixed wireless, and postpaid phone subscribers

The Company reiterates all consolidated full-year 2026 and multi-year financial guidance and multi-year capital return plans, with accelerated pace of share repurchases in 2026

DALLAS, July 22, 2026 — AT&T Inc. (NYSE: T) reported strong second-quarter results, driven by consistent execution of the Company’s investment-led strategy, demonstrating improved growth in consolidated service revenue and profitability. The Company continues to grow its base of high-value converged customers as it delivered a record quarter for combined fiber and fixed wireless net adds and its strongest consumer postpaid wireless account growth in more than three years.

"The accelerated growth we delivered this quarter shows our structural advantages to lead the next era of connectivity," said John Stankey, AT&T Chairman and CEO. "We are accelerating the pace of our planned share repurchases this year to approximately $10 billion, reflecting our confidence in our market position. With an industry-leading position in fiber – the best connectivity technology available – we believe our network performance and operating scale can't be matched."

Second-Quarter Consolidated Results1
•Revenues totaled $31.6 billion, up 2.3% from the year-ago quarter
•Diluted EPS from continuing operations was $0.66, versus $0.62 in the year-ago quarter; adjusted EPS* was $0.65, versus $0.54 in the year-ago quarter
•Operating income was $7.0 billion; adjusted operating income* was $7.5 billion
•Income from continuing operations was $5.0 billion, up 3.6% year over year; adjusted EBITDA* was $12.3 billion, up 5.2% year over year
•Cash from operating activities from continuing operations was $10.8 billion, versus $9.8 billion in the year-ago quarter
•Capital expenditures related to continuing operations were $5.7 billion; capital investment* was $6.1 billion
•Free cash flow* was $4.7 billion, versus $4.4 billion in the year-ago quarter

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Second-Quarter Highlights
•Added over 1 million Advanced Connectivity customers, driven by year-over-year increases in net adds across fiber, fixed wireless, and postpaid phone subscribers
•Advanced Connectivity service revenue of $23.5 billion, up 5.1% year over year
•Advanced Connectivity operating income of $7.3 billion, up 20.3% year over year with EBITDA* of $12.0 billion, up 8.0%
•42.5% of households with AT&T's advanced home internet services also chose AT&T wireless2
•646,000 total consumer and business Advanced Connectivity internet net adds, including 367,000 fiber and 279,000 fixed wireless
•432,000 postpaid phone net adds with postpaid phone churn of 0.86%
•Added more than 1 million total consumer and business locations reached with fiber for a total of 38.6 million; the Company remains on track to reach over 40 million total fiber locations by the end of 2026 and more than 60 million by the end of 20303
•Returned $4.1 billion to shareholders, including approximately $2.2 billion in common share repurchases under the 2024 authorization

Outlook and Capital Allocation Plan
AT&T maintains its outlook for improved growth in adjusted EBITDA* and adjusted EPS* and higher free cash flow* through 2028, its plans to return $45 billion+ to shareholders during 2026-2028 through dividends and share repurchases, and an expectation that its net debt-to-adjusted EBITDA ratio* will return to a level consistent with its target in the 2.5x range within approximately three years following the closing of its transaction with EchoStar.

The Company’s long-term outlook for 2026-2028 includes4:

•Service revenue growth in the low-single-digit range annually
◦Advanced Connectivity service revenue growth in the mid-single-digit range annually, including expected growth of 5%+ in 2026
◦Legacy service revenue decline of 20%+ in 2026 and be immaterial by the end of 2029
•Adjusted EBITDA* growth in the 3% to 4% range in 2026, improving to 5% or better in 2028
◦Advanced Connectivity EBITDA* growth in the mid-to-high-single-digit range annually, including expected growth of 6%+ in 2026
◦Legacy EBITDA* expected to turn negative after 2027, until AT&T has substantially eliminated direct costs associated with operating its copper-based network5
•Adjusted EPS* of $2.25 to $2.35 in 2026 with a double-digit 3-year CAGR through 2028
•Capital investment* in the $23 billion to $24 billion range annually during 2026-2028
•Free cash flow* of $18 billion+ in 2026, $19 billion+ in 2027, and $21 billion+ in 2028
•Strong capital returns, including plans to maintain its current annualized common stock dividend of $1.11 per share and approximately $24 billion of share repurchases, including approximately $10 billion during 2026

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Note: AT&T’s second-quarter 2026 earnings conference call will be webcast at 8:30 a.m. ET on Wednesday, July 22, 2026. The webcast and related materials, including financial highlights, will be available at investors.att.com.

Consolidated Financial Results
•Revenues for the second quarter totaled $31.6 billion, versus $30.8 billion in the year-ago quarter, up 2.3%. This was largely due to growth in Advanced Connectivity fiber and wireless revenues, with fiber revenues including the impact of our first-quarter acquisition of Lumen’s mass markets fiber business. Revenues in Mexico were also higher due to favorable foreign exchange impacts. Offsetting these increases were lower Legacy revenues from lower demand for services as the Company continues to decommission its copper-based network.
•Operating expenses were $24.5 billion, versus $24.3 billion in the year-ago quarter. Operating expenses increased due to an asset abandonment charge associated with the reprioritization of the Company’s spectrum strategy, higher advertising expense, incremental customer costs related to the acquired mass markets fiber business, and higher bad debt expenses driven by subscriber growth. These increases were largely offset by lower depreciation expense from fully depreciated legacy assets, partially offset by ongoing capital spending for strategic initiatives. Also offsetting the increase were cost reductions from transformation initiatives, lower content licensing fees, and gains on tower transactions.
•Operating income was $7.0 billion, versus $6.5 billion in the year-ago quarter. When adjusting for certain items, adjusted operating income* was $7.5 billion, versus $6.5 billion in the year-ago quarter.
•Income from continuing operations was $5.0 billion, versus $4.9 billion in the year-ago quarter, which included equity in net income of DIRECTV.
•Income from continuing operations attributable to common stock was $4.6 billion, versus $4.5 billion in the year-ago quarter. Earnings per diluted common share from continuing operations was $0.66, versus $0.62 in the year-ago quarter. Adjusting for $(0.01), which includes a benefit from tax items that were primarily offset by an asset abandonment charge, and transaction, legal, and other items, adjusted earnings per diluted common share* was $0.65, versus $0.54 in the year-ago quarter.
•Adjusted EBITDA* was $12.3 billion, versus $11.7 billion in the year-ago quarter.
•Cash from operating activities from continuing operations was $10.8 billion, versus $9.8 billion in the year-ago quarter, which benefitted from $0.3 billion of cash received from DIRECTV, net of related tax payments. The increase reflects lower cash tax payments and timing of working capital payments, which were partially offset by a voluntary pension plan contribution of $100 million.
•Capital expenditures related to continuing operations were $5.7 billion, compared to $4.9 billion in the year-ago quarter. Capital investment* totaled $6.1 billion, versus $5.1 billion in the year-ago

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

quarter. Cash payments for vendor financing totaled $0.4 billion, versus $0.2 billion in the year-ago quarter.
•Free cash flow* was $4.7 billion, versus $4.4 billion in the year-ago quarter.
•Total debt was $144.0 billion at the end of the second quarter, and net debt* was $126.4 billion.

Segment Results6

Advanced Connectivity service revenues grew 5.1% year over year, driving growth in operating income of 20.3% and EBITDA* of 8.0%. Internet net adds were 646,000 — comprised of 367,000 fiber and 279,000 fixed wireless — and postpaid phone net adds were 432,000.

Advanced Connectivity
Dollars in millions	Second Quarter			Percent
Unaudited	2026	2025		Change

Operating Revenues	$28,615	$27,497		4.1%
Service	23,478	22,334		5.1%
Wireless Service	17,413	16,853		3.3%
Advanced Home Internet	2,926	2,299		27.3%
Business Fiber and Advanced Connectivity	1,946	1,769		10.0%
Business Transitional and Other	1,042	1,249		(16.6)%
Other Service	151	164		(7.9)%
Equipment	5,137	5,163		(0.5)%
Operating Expenses	21,270	21,391		(0.6)%
Operating Income	7,345	6,106		20.3%
Operating Income Margin	25.7%	22.2%		350 BP
EBITDA*	$12,032	$11,141		8.0%
EBITDA Margin*	42.0%	40.5%	150	BP

Advanced Connectivity segment revenues grew 4.1% year over year, driven by service revenue growth of 5.1%. Wireless service revenue increased due to growth in retail wireless subscribers in underpenetrated categories and converged accounts, and pricing actions that were partially offset by promotional discounts on wireless subscriber additions. Advanced home internet revenue growth, which included an impact from the acquired mass markets fiber business that closed in the first quarter, reflects increases in fiber and AT&T Internet Air revenues. Business fiber and advanced connectivity revenues increased largely due to higher fiber and fixed wireless revenues. Business transitional and other revenues decreased partly due to lower demand for virtual private network and wholesale services.

Operating expenses were down 0.6% year over year, due to lower depreciation expense from fully depreciated legacy assets, partially offset by ongoing capital spending for strategic initiatives. Also contributing to the decline were cost reductions from transformation initiatives, lower content licensing fees, and tower transaction gains. These decreases were partially offset by higher advertising expense,

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

incremental customer costs related to the acquired mass markets fiber business, and higher bad debt expenses driven by subscriber growth.

Operating income was $7.3 billion, up 20.3% year over year. EBITDA* was $12.0 billion, up $891 million year over year.

Legacy revenues continued to decline year over year in line with AT&T's goal to power down and stop providing service over the large majority of its domestic copper-based network by the end of 2029.

Legacy
Dollars in millions	Second Quarter		Percent
Unaudited	2026	2025	Change

Operating Revenues	$1,632	$2,202	(25.9)%
Operating Expenses	1,109	1,243	(10.8)%
Operating Income	523	959	(45.5)%
Operating Income Margin	32.0%	43.6%	(1,160)	BP
EBITDA*	$523	$959	(45.5)%
EBITDA Margin*	32.0%	43.6%	(1,160)	BP

Legacy segment revenues were down 25.9% year over year, primarily due to lower demand for services as the Company continues to decommission its copper-based network. Operating expenses, which represent direct operating costs, were $1.1 billion, down 10.8% year over year. Expense declines were primarily driven by lower personnel and other costs resulting from the decommissioning of the copper-based network, and lower fulfillment cost amortization, partially offset by vendor settlements. Operating income and EBITDA* were $523 million, down $436 million year over year.

Latin America
Dollars in millions	Second Quarter		Percent
Unaudited	2026	2025	Change

Operating Revenues	$1,224	$1,054	16.1%
Service	780	662	17.8%
Equipment	444	392	13.3%
Operating Expenses	1,186	1,008	17.7%
Operating Income	38	46	(17.4)%
EBITDA*	227	201	12.9%

Latin America segment revenues were up 16.1% year over year, primarily driven by favorable foreign exchange rates and postpaid wireless subscriber growth. Operating expenses were up 17.7% year over year due to unfavorable foreign exchange rates, higher bad debt expense, and higher depreciation expense. Operating income was $38 million, down $8 million year over year. EBITDA* was $227 million, up $26 million year over year.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

1 With the closing of the acquisition of substantially all of Lumen's Mass Markets fiber business on February 2, 2026, the fiber customer relationships were retained by AT&T and are included in the Company's year-to-date results, unless otherwise indicated. The recently acquired fiber network assets, including certain fiber network build capabilities, were placed in a wholly owned subsidiary, of which AT&T plans to sell a controlling interest to an equity partner that will co-invest in the ongoing business. As such, the subsidiary is classified as held-for-sale and reflected as discontinued operations.

2 Advanced home internet connections with AT&T wireless is defined as AT&T Fiber and AT&T Internet Air connections that are also primary wireless account holders that subscribe to consumer postpaid phone service. AT&T refers to these customers as converged customers. Convergence rate represents the ratio of converged customers to advanced home internet connections. This 2Q26 convergence metric is presented based on available information and is subject to revision.

3 Total consumer and business locations reached with fiber represents the sum of: (1) AT&T Owned and Operated locations, which reflect its customer locations passed by AT&T's fiber network and (2) AT&T Fiber Ventures locations, which represent locations served from the recently acquired mass markets fiber business, Gigapower, and other commercial open access providers.

4 The Company's long-term outlook for 2026-2028 is presented on a continuing operations basis and excludes discontinued operations.

5 The strategy to remove legacy fixed costs across a geography is tied to the decommissioning of infrastructure after all customers have been upgraded to newer services. Gaining approvals could delay this decommissioning beyond 2029.

6 Effective with the Company’s first-quarter 2026 reporting, AT&T revised its operating segments to reflect the evolution of its business model to focus on delivering converged advanced connectivity services.

About AT&T
We help more than 100 million U.S. families, friends and neighbors, plus nearly 2.5 million businesses, connect to greater possibility. From the first phone call 150 years ago to our 5G wireless and multi-gig internet offerings today, we @ATT innovate to improve lives. For more information about AT&T Inc. (NYSE:T), please visit us at about.att.com. Investors can learn more at investors.att.com.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

Non-GAAP Measures and Reconciliations to GAAP Measures
Schedules and reconciliations of non-GAAP financial measures cited in this document to the most comparable financial measures under generally accepted accounting principles (GAAP) can be found at investors.att.com and in our Form 8-K dated July 22, 2026. Adjusted diluted EPS, adjusted operating income, EBITDA, EBITDA margin, adjusted EBITDA, free cash flow, and net debt are non-GAAP financial measures frequently used by investors and credit rating agencies. The information below refers only to AT&T’s continuing operations and does not include discussion of balances or activity related to discontinued operations.

Adjusted EPS is calculated by excluding from operating revenues, operating expenses, other income (expenses) and income tax expense, certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, actuarial gains and losses, significant abandonments and impairments, benefit-related gains and losses, employee separation and other material gains and losses. Non-operational items arising from asset acquisitions and dispositions include the amortization of intangible assets. While the expense associated with the amortization of certain wireless licenses and customer lists is excluded, the revenue of the acquired companies is reflected in the measure and those assets contribute to revenue generation. We also adjust for net actuarial gains or losses associated with our pension and postemployment benefit plans due to the often-significant impact on our results (we immediately recognize this gain or loss in the income statement, pursuant to our accounting policy for the recognition of actuarial gains and losses). Consequently, our adjusted results reflect an expected return on plan assets rather than the actual return on plan assets, as included in the GAAP measure of income. The tax impact of adjusting items is calculated using the adjusted effective tax rate during the quarter except for adjustments that, given their magnitude, can drive a change in the effective tax rate; in these cases, we use the actual tax expense or combined marginal rate of approximately 25%.

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

For 2Q26, adjusted EPS of $0.65 is diluted EPS from continuing operations of $0.66 adjusted to remove $0.05 benefit from tax items and adjusted for a $0.03 asset abandonment charge, and $0.01 for benefit-related, transaction, legal and other items. For 2Q25, adjusted EPS of $0.54 is diluted EPS of $0.62 minus $0.05 equity in net income of DIRECTV and minus $0.03 benefit-related, transaction, legal and other items. Transaction, legal and other costs include certain legal reserves and settlements that cover extended historical periods, novel theories of liability, and/or are unpredictable in both magnitude and timing, and therefore are distinct and separate from normal, recurring legal matters. Such costs are presented net of expected insurance recoveries.

The Company expects adjustments to 2026 reported diluted EPS from continuing operations to include acquisition-related amortization of approximately $0.3 billion (based on preliminary information), a non-cash mark-to-market benefit plan gain/loss and other items. The Company expects the mark-to-market adjustment, which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item. AT&T’s projected adjusted EPS depends on future levels of revenues and expenses, most of which are not reasonably estimable at this time. Accordingly, the Company cannot provide a reconciliation between this projected non-GAAP metric and the most comparable GAAP metric without unreasonable effort.

Adjusted operating income is operating income adjusted for revenues and costs the Company considers non-operational in nature, including items arising from asset acquisitions or dispositions. For 2Q26, adjusted operating income of $7.5 billion is calculated as operating income of $7.0 billion, plus adjustments of $418 million. For 2Q25, adjusted operating income of $6.5 billion is calculated as operating income of $6.5 billion minus adjustments of $12 million. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated July 22, 2026, and include transaction, legal, and other costs as discussed above.

EBITDA is income from continuing operations plus income tax, interest, and depreciation and amortization expenses minus equity in net income (loss) of affiliates and other income (expense) – net. Adjusted EBITDA is calculated by excluding from EBITDA certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs, significant abandonments and impairments, benefit-related gains and losses, employee separation, and other material gains and losses. Adjustments include transaction, legal, and other costs as discussed above.

For 2Q26, adjusted EBITDA of $12.3 billion is calculated as income from continuing operations of $5.0 billion, plus income tax expense of $0.8 billion, plus interest expense of $1.9 billion, plus equity in net income (loss) of affiliates of $(29) million, minus other income (expense) – net of $0.7 billion, plus depreciation and amortization of $5.0 billion, plus adjustments of $334 million. For 2Q25, adjusted EBITDA of $11.7 billion is calculated as income from continuing operations of $4.9 billion, plus income tax expense of $1.2 billion, plus interest expense of $1.7 billion, minus equity in net income of affiliates of $0.5 billion, minus other income (expense) – net of $0.8 billion, plus depreciation and amortization of $5.3 billion, minus adjustments of $21 million. Adjustments for all periods are detailed in the Discussion and Reconciliation of Non-GAAP Measures included in our Form 8-K dated July 22, 2026.

At the segment level, EBITDA is operating income before depreciation and amortization. EBITDA margin is EBITDA divided by total revenues. For 2Q26, Advanced Connectivity EBITDA of $12.0 billion is operating income of $7.3 billion plus depreciation and amortization of $4.7 billion. For 2Q25, Advanced Connectivity EBITDA of $11.1 billion is operating income of $6.1 billion plus depreciation and amortization of $5.0 billion.

Adjusted EBITDA, Advanced Connectivity EBITDA, and Legacy EBITDA estimates depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide reconciliations between these projected non-GAAP metrics and the most comparable GAAP metrics without unreasonable effort.

Free cash flow for 2Q26 of $4.7 billion is cash from operating activities from continuing operations of $10.8 billion, minus capital expenditures of $5.7 billion and cash paid for vendor financing of $0.4 billion. For 2Q25, free cash flow of $4.4 billion is cash from operating activities of $9.8 billion, less cash distributions from DIRECTV classified as operating activities of $0.5 billion, less cash taxes paid on DIRECTV of $0.3 billion, minus capital expenditures of $4.9 billion and cash paid for vendor financing of $0.2 billion. Due to high variability and difficulty in predicting items that impact cash from operating activities, capital expenditures and vendor financing payments, the Company is not able to provide a reconciliation between projected free cash flow and the most comparable GAAP metric without unreasonable effort.

Capital investment provides a comprehensive view of cash used to invest in our networks, product developments, and support systems. In connection with capital improvements, we have favorable payment terms of 120 days or more with certain vendors, referred to as vendor financing, which are excluded from capital expenditures and reported as financing activities. Capital investment includes capital expenditures and cash paid for vendor financing ($0.4 billion in 2Q26, $0.2 billion in 2Q25). Due to high variability and difficulty in predicting items that impact capital expenditures and vendor financing

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

payments, the Company is not able to provide a reconciliation between projected capital investment and the most comparable GAAP metric without unreasonable effort.

Net debt of $126.4 billion at June 30, 2026, is calculated as total debt of $144.0 billion less cash and cash equivalents of $17.6 billion and time deposits (i.e., deposits at financial institutions that are greater than 90 days) of $0. Net debt-to-adjusted EBITDA is calculated by dividing net debt by the sum of the most recent four quarters of adjusted EBITDA. Net debt and adjusted EBITDA estimates depend on future levels of revenues, expenses and other metrics which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between projected net debt-to-adjusted EBITDA and the most comparable GAAP metrics and related ratios without unreasonable effort.

For more information, contact:
Brennan Edwards
AT&T Inc.
Phone: (972) 209-2753
Email: brennan.edwards@att.com

* Further clarification and explanation of non-GAAP measures and reconciliations to the most comparable GAAP measures can be found in the “Non-GAAP Measures and Reconciliations to GAAP Measures” section of the release and at investors.att.com.

© 2026 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.